Exhibit 3.6

ARTICLES OF INCORPORATION OF THORSON AND HUTCHINGS COMPANY

I

The name of this Corporation is Thorson and Hutchings Company.

II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this Corporation’s initial agent for service of process is Greg Thorson, 40 Pine Ridge way, Portola Valley, California 94028.

IV

This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The total number of Common this Corporation shall have authority to issue is 1,000,000, without par value. The total number of shares of Preferred this Corporation shall have authority to issue is 225,000, without par value.

The Corporation shall from time to time in accordance with the laws of the state of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

1. Dividends. The holders of the Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $.10 per share per annum, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred have been paid or set apart. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred unless declared by the Board of Directors.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

(a) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of One Dollar ($1.00) per share for each share of Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Preferred. If the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment to such holder of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred in proportion to the shares of Preferred then held by them. After payment has been made to the holders of the Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the common Stock shall be entitled to share ratably among themselves in all the remaining assets.

(b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, unless the shareholders of this Corporation hold less than fifty percent (50%) of the voting equity securities of the successor or surviving corporation in which case such consideration, merger or sale of assets shall be treated as a liquidation, dissolution or winding up.

(c) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the corporation of shares of Common Stock issued to or held by consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

3. Voting Rights. Except as otherwise required by law or by Section 6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholder’s meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

4. Conversion. The holders of the Preferred have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation of any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar ($1.00) by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion. (the “Conversion Price”) shall initially be One Dollar ($1.00) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to the underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any recapitalization) and an aggregate offering price to the public of not less than $7,500,000, or (ii) the written consent of holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock. In the event of the automatic conversion of the Preferred upon a public offering as aforesaid, the person (s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price

(i)	Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.

In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii)	Adjustments for Other Distributions.

In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1, then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

(iii)	Adjustments for Reclassification, Exchange and Substitution.

If the Common Stock issuable upon conversion of the Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class of classes of stock equivalent to the number of shares of common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change.

(e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred.

(g) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this corporation shall send to the holders of the Preferred:

(1) at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of this Corporation.

5. Redemption. Shares of Preferred are not redeemable.

6. Covenants. In addition to any other rights provided by law, so long as at least fifty percent (50%) of the Preferred originally issued by this Corporation shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred:

(a) amend or repeal any provision of, or add any provision to, this Corporation’s Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred;

(b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred;

(c) reclassify any shares of Common Stock and any other shares of this Corporation other than the Preferred into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred; or

(d) authorize or take any action with respect to a consolidation or merger of this Corporation with or into another corporation, or a sale of substantially all of the assets of the corporation in exchange in whole or in part for the equity securities of an acquiring corporation.

Notwithstanding the foregoing, the above actions may not be taken unless the effect thereof is to treat all outstanding shares of Preferred equally.

V

1. Limitation of Directors’ Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders of disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

Dated: October 21, 1991.

/s/ Brent H. Hutchings
Brent H. Hutchings, Incorporator

DAJ00A.W42(S1)

08/30/91

1803649 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF THORSON AND HUTCHINGS COMPANY

Brent H. Hutchings and Greg Thorson certify that:

1. They are the President and Chief Financial Officer, respectively, of Thorson and Hutchings Company.

2. So much of Article IV of the Articles of Incorporation of this corporation as presently reads:

“This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The total number of Common this Corporation shall have authority to issue is 1,000,000, without par value. The total number of shares of Preferred this Corporation shall have authority to issue is 225,000, without par value.”

shall be amended to read as follows:

“This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The total number of Common this Corporation shall have authority to issue is 1,000,000, without par value. The total number of shares of Preferred this Corporation shall have authority to issue is 375,000, without par value.”

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The authorized number of shares of Common Stock is 1,000,000, 2,000 shares of which are issued and outstanding. The authorized number of shares of Preferred Stock is 225,000 shares, all of which are issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 21st day of May, 1993.

/s/ Brent H. Hutchings
Brent H. Hutchings, President

/s/ Greg Thorson
Greg Thorson, Chief Financial Officer

DAJ210.W42(5P3)

05/11/93

1803649
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF THORSON AND HUTCHINGS COMPANY

Brent H. Hutchings and Greg Thorson certify that:

1. They are the President and Chief Financial Officer, respectively, of Thorson and Hutchings Company.

2. So much of Article IV of the Articles of Incorporation of this corporation as presently reads:

“This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The total number of Common this Corporation shall have authority to issue is 1,000,000, without par value. The total number of shares of Preferred this Corporation shall have authority to issue is 375,000, without par value.

The Corporation shall from time to time in accordance with the laws of the state of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.”

shell be amended to read as follows:

“This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The total number of Common this Corporation shall have authority to issue is 6,000,000, without par value. The total number of shares of Preferred this Corporation shall have authority to issue is 375,000, without par value.

The Corporation shall from time to time in accordance with the laws of the state of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

Upon the filing of this Certificate of Amendment, each outstanding share of Common Stock of this Corporation shall be split up and converted into 900 shares of Common Stock. Any fractional shares resulting from such split up and conversion of the outstanding Common Stock will be rounded up to the nearest whole share.”

3. So much of Article IV, Section 4(d) (i) of the Articles of Incorporation of this Corporation as presently reads:

“(d) Adjustments to Conversion Price

(i)	Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.

In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increase.”

shall be amended to read as follows:

“(d) Adjustments to Conversion Price

(i)	Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.

In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), other than the stock split of the outstanding Common Stock approved by the Board of Directors on June 25, 1993 and effected by the filing of this Certificate of Amendment, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increase.”

DAJ21U.W42(5P3)

06/23/93

4. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

5. The foregoing amendment of Articles of Incorporation has been approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The authorized number of shares of Common Stock is 1,000,000, 2,000 shares of which are issued and outstanding. The authorized number of shares of Preferred Stock is 375,000 shares, 298,333 shares of which are issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 6th day of July, 1993.

/s/ Brent H. Hutchings
Brent H. Hutchings, President

/s/ Greg Thorson
Greg Thorson, Chief Financial Officer

DAJ21U W42(5P3)

06/23/93

1803649 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF THORSON AND HUTCHINGS COMPANY

Brent H. Hutchings and Gregory D. Thorson certify that:

1. They are the President and Treasurer and Chief Executive Officer and Secretary, respectively, of Thorson and Hutchings Company.

2. Article IV, Section 4(b) of the Articles of Incorporation of this corporation is amended to read in full as follows:

“(b) Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common stock at the then effective Conversion Price upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (prior to the underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any recapitalization) and an aggregate offering price to the public of not less than $7,500,000; (ii) the written consent of holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock; or (iii) the closing of a private placement covering the offer and sale of Common Stock to investors for the account of the Corporation with an aggregate offering price of not less than $1,800,000. In the event of the automatic conversion of the Preferred upon either a public offering or a private placement in connection with the sale of the Corporation’s securities as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.”

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The authorized number of shares of Common Stock is 6,000,000, of which 1,800,000 shares are issued and outstanding. The authorized number of shares of Preferred Stock is 375,000, of which 298,333 shares are issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of our own knowledge.

Executed at Palo Alto, California this 4th day of May, 1994.

/s/ Brent H. Hutchings
Brent H. Hutchings,
President and Treasurer

/s/ Gregory D. Thorson
Gregory D. Thorson,
Chief Executive Officer and Secretary

CJB034.R1(5P3)

03/30/94

# 1803649 RESTATED ARTICLES OF INCORPORATION OF THORSON AND HUTCHINGS COMPANY

Brent H. Hutchings and Gregory D. Thorson hereby certify that:

1. They are the duly elected President and Treasurer and Chief Executive Officer and Secretary, respectively, of Thorson and Hutchings Company, a California corporation.

2. The Articles of Incorporation of this corporation, as amended to the date of the filing of these Restated Articles of Incorporation, and with the omissions required by Section 910 of the Corporations Code, are hereby amended and restated to read as follows:

First: The name of this corporation is: Thorson and Hutchings Company.

Second: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Third: This corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Stock (“Common”). The total number of Common this corporation shall have authority to issue is 6,000,000, without par value. The total number of shares of Preferred this corporation shall have the authority to issue is 1,000,000, without par value.

The corporation shall from time to time in accordance with the laws of the state of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

The Preferred may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

Fourth: (1) Limitation of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(2) Indemnification of Corporate Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

(3) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article Fourth by the shareholders of this corporation shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.

3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors of said corporation.

4. The foregoing Restated Articles of Incorporation were approved by the required vote of the shareholders of said corporation in accordance with Sections 902 and 903 of the California General Corporations Code. The total number of outstanding shares of the corporation entitled to vote was 1,800,000 shares of Common Stock and 298,333 shares of Preferred Stock. The number of shares of stock voting in favor of the foregoing Restated Articles of Incorporation equalled or exceeded the vote required. The vote

CJB033.R1(5P3)

03/30/94

required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of the Preferred Stock. The Restated Articles are necessary as a result of the automatic conversion of all outstanding Preferred Shares upon the closing of a private placement covering the offer and sale of Common Stock to investors for the account of the corporation with an aggregate offering price of not less than $l,800,000.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Restated Articles of Incorporation are true and correct of our own knowledge.

Executed at Palo Alto, California, on May 10, 1994.

/s/ Brent H. Hutchings
Brent H. Hutchings, President and Treasurer

/s/ Gregory D. Thorson
Gregory D. Thorson, Chief Executive Officer and Secretary

CJB033.R1(5P3)

03/30/94

1803649 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

Brent H. Hutchings certifies that:

1. He is the President and the Secretary of THORSON AND HUTCHINGS COMPANY, a California corporation.

2. Article I of the articles of incorporation of this corporation is amended to read as follows:

I

The name of this Corporation is PCPC, Inc.

3. The foregoing amendment of articles of incorporation has been duly approved by the Board of Directors of this corporation.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders of this corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding common shares of the corporation is 577,210. There are no outstanding preferred shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: July 13, 1999

/s/ Brent H. Hutchings
Brent H. Hutchings, President and Secretary

1803649 suru

AGREEMENT OF MERGER
DATE: PARTIES:	August 1, 2003 PCPC, Inc., a California corporation 1401 S. Madera Avenue Kerman, California 93630	(“PCPC,” sometimes collectively referred to with Company as the “Constituent Corporations”)

	PCPC ACQUISITION CO., a California corporation 504 Thrasher Street Norcross, Georgia 30071	(“Company,” sometimes collectively referred to with PCPC as the “Constituent Corporations”)

ROCK-TENN COMPANY,
	a Georgia corporation 504 Thrasher Street Norcross, Georgia 30071	(“Rock-Tenn”)

RECITALS:

A. PCPC is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

B. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Rock-Tenn is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and owns all of the issued and outstanding capital stock of Company.

C. The respective Boards of Directors of PCPC, Company, and Rock-Tenn deem it advisable and in the best interest of their respective shareholders that, subject to the terms and conditions contained in this Agreement, and in accordance with the applicable laws of the State of California, Company be merged into PCPC, with PCPC as the surviving corporation (the “Merger”).

AGREEMENTS:

NOW, THEREFORE, the parties hereto in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Company and PCPC be merged pursuant to the laws of the State of California into a single corporation which shall be PCPC (hereinafter sometimes referred to as the “Surviving Corporation”) and do hereby agree upon, prescribe, and set forth the terms and conditions of the Merger, the manner of carrying the same into effect, and the manner and basis of converting or canceling the shares of PCPC and Company, as follows:

ARTICLE 1.

THE MERGER

1.1 Surviving Corporation. In accordance with the provisions of this Agreement and the applicable laws of the State of California, at the Effective Time (as defined in section 1.2 hereof), Company shall be merged with and into PCPC, and PCPC shall be the Surviving Corporation and shall continue its corporate existence and organization under the laws of the State of California, and the separate existence of Company shall thereupon cease.

1.2 Effective Time. As used in this Agreement, the term “Effective Time” shall be 11:59 p.m. on the date of the filing of this Agreement and the two related Officers’ Certificates with the California Secretary of State in the manner described in California Corporations Code section 1103.

1.3 Name of the Surviving Corporation. At the Effective Time, the Name of the Surviving Corporation shall remain PCPC, Inc.

1.4 Articles of Incorporation of Surviving Corporation. At the Effective Time, Articles of Incorporation of PCPC, as in effect immediately prior to the Effective Date, shall remain unchanged and shall continue to be the Articles of Incorporation of the Surviving Corporation until amended in the manner provided by the California Corporations Code.

1.5 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of PCPC as in effect immediately prior to the Effective Time, shall remain unchanged and shall continue to be the Bylaws of the Surviving Corporation.

1.6 Board of Directors and Officers of Surviving Corporation. At the Effective Date and continuing thereafter, the members of the Board of Directors of Company immediately prior to the Effective Date shall constitute the members of the Board of Directors of the Surviving Corporation until such board may be changed or reconstituted as provided by the Articles of Incorporation or Bylaws of the Surviving Corporation, or by law; and the individuals holding officer positions in Company immediately prior to the Effective Date shall be the officers holding such offices in the Surviving Corporation until such officers are changed as provided by the Articles of Incorporation or Bylaws of the Surviving Corporation, or by law.

1.7 Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall succeed to and possess all the rights, privileges, powers, franchises and immunities of a public as well as of a private nature, and be subject to all liabilities, restrictions, disabilities, and duties of both of the Constituent Corporations; and all and singular, the rights, privileges, powers, franchises and immunities of both of the Constituent Corporations and all property, real, personal and mixed, and all other things in action of or belonging to either of the Constituent Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, assets, rights, privileges, powers, franchises, immunities and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were or would be of the Constituent Corporations or either of them; and title to any real estate or any interest therein vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of Company shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Date, and all debts, liabilities and duties of Company shall thenceforth become those of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

1.8 Further Assurances. If at any time after the Effective Date the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of Company or of PCPC, as the case may be, are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all other acts or things, either in the name of Company, in the name of PCPC, or in the name of the Surviving Corporation, as may be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE 2.

MANNER AND BASIS OF CONVERTING SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action by any shareholder of the Constituent Corporations:

(a) Company Common Shares. Each share of Common Stock of Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) share of Common Stock, no par value per share, of the Surviving Corporation.

(b) PCPC Common Shares Outstanding. Pursuant to the terms of a certain Plan of Merger of even date, approved by the Boards of Directors of PCPC, Company and Rock-Term (the “Plan of Merger”), the shares of Common Stock of PCPC issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter shall constitute the right to receive, in the aggregate, a total amount of Fifteen Million Five Hundred Thousand Dollars ($l5,500,000.00)(such amount being subject to adjustment in accordance with the terms of Sections 1.4, 1.5 and 1.6 of the Plan of Merger) minus the Escrow Amount as set forth in Section 1.4 of the Plan of Merger. A copy of Sections 1.4, 1.5 and 1.6 of the Plan of Merger is attached as Exhibit A. The amount which is receivable for each outstanding share of Common Stock of PCPC shall be determined by multiplying (a) the amount set forth in the preceding sentence by (b) the fraction, the numerator of which is one and the denominator of which is the total number of shares of Common Stock which are issued and outstanding immediately prior to the Effective Time. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan of Merger of even date.

(c) PCPC Treasury Shares. Stock Options and Other Rights. All shares of Common Stock of PCPC, if any, which are held in the treasury of PCPC immediately prior to the Effective Time shall be cancelled. Except as provided in Section 2.1(a), each option or other right of any character to acquire any share of capital stock of PCPC that is outstanding immediately prior to the Effective Time shall be cancelled and terminated.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

PCPC, INC.

By	/s/ Brent H. Hutchings
Brent H. Hutchings, President

By	/s/ Brent H. Hutchings
Brent H. Hutchings, Secretary

PCPC ACQUISITION CO.

By	/s/ Robert B. McIntosh
Robert B. McIntosh, President

By	/s/ Robert B. McIntosh
Robert B. McIntosh, Secretary

ROCK-TENN COMPANY

By	/s/ Thomas H. King
Thomas H. King, Vice President

By	/s/ Robert B. McIntosh
Robert B. McIntosh, Secretary

PCPC, INC.

By	/s/ Brent H. Hutchings
Brent H. Hutchings, President

By	/s/ Brent H. Hutchings
Brent H. Hutchings, Secretary

PCPC ACQUISITION CO.

By	/s/ Robert B. McIntosh
Robert B. McIntosh, President

By	/s/ Robert B. McIntosh
Robert B. McIntosh, Secretary

ROCK-TENN COMPANY

By	/s/ Thomas H. King
Thomas H. King, Vice President

By	/s/ Robert B. McIntosh
Robert B. McIntosh, Secretary

5

EXHIBIT A to AGREEMENT OF MERGER

1.4 Purchase Price. Pursuant to Section 2.1(b) of the Agreement of Merger and subject to adjustment pursuant to Sections 1.5(e) and 1.6, all of the outstanding shares of capital stock of the Company are being converted into the right to receive (a) the aggregate Contingent Payment Amount as set forth in Section 1.5(f), if earned, and (b) the aggregate amount of cash consideration equal to the following (the “Purchase Price”): (1) Fifteen Million Five Hundred Thousand Dollars ($15,500,000.00) less (2) the aggregate amount of liabilities of the Company on the Effective Date relating to, resulting from or arising out of any indebtedness with respect to borrowed money and notes payable, including any interest accrued thereon and prepayment or similar penalties and expenses that are reflected on Schedule l.4 (the “Effective Date Indebtedness”), which, excludes any current liabilities of the Company on the Effective Date that are reflected in calculation of the Target Working Capital (as defined in Section 1.5(a)). The amounts contemplated to be paid in this Section 1.4 represent the total maximum purchase price that Purchaser is willing to pay for all of the ownership interests in the Company.

1.5 Payment of Purchase Price.

(a) Target Working Capital. The amount of net working capital to be used to calculate the final working capital adjustments pursuant to Section 1.5(d) shall be One Million Three Hundred Four Thousand Eight Hundred Fifty-One Dollars ($1,304,851.00) (the “Target Working Capital”). The calculation of the Target Working Capital is set forth on Schedule 1.5(a). Such calculation was prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a basis consistent with the Audited Financial Statements for the year ended December 27, 2002. For purposes of this Agreement, the term “Net Working Capital” shall mean an amount equal to the current assets of the Company on the Effective Date, minus the current liabilities of the Company on the Effective Date. The current assets of the Company and the current liabilities of the Company shall include those categories of items reflected on Schedule 1.5(a). For purposes of calculating the Net Working Capital, the identification and valuation of the Company’s inventory items shall be determined based upon the physical inventory jointly conducted by the Company and Purchaser immediately after the Effective Date.

(b) Working Capital Estimates. Contemporaneously with the execution of this Agreement, Purchaser and the Shareholders have agreed upon the estimated amount of the Working Capital Deficit or the Working Capital Surplus, as the case may be. For purposes of this Agreement, the term “Working Capital Deficit” shall mean the amount by which the Net Working Capital on the Effective Date calculated in accordance with Section 1.5(a) is less than the Target Working Capital, and the term “Working Capital Surplus” shall mean the amount by which the Net Working Capital on the Effective Date calculated in accordance with Section 1.5(a) exceeds the Target Working Capital.

(c) Delivery of Purchase Price and Escrow Agreement. Contemporaneously with the execution of this Agreement, Purchaser has paid or caused to be paid to Shareholders’ Representative, Brent H. Hutchings (“Shareholders’ Representative”) an amount equal to the Purchase Price minus One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Escrow Amount”) minus the estimated Working Capital Deficit, if any, determined in accordance with Section 1.5(b), and plus the estimated Working Capital Surplus, if any, determined in accordance with Section 1.5(b), and minus any legal and accounting fees paid by the Company but to be borne by the Shareholders pursuant to Section 9.13 of this Agreement. By execution of this Agreement, Shareholders’ Representative acknowledges receipt of such amount. Purchaser has paid the Escrow Amount in immediately available funds to SunTrust Banks, Inc., Atlanta, Georgia, as escrow agent (the “Escrow Agent”), pursuant to the terms of the escrow agreement among Purchaser, Shareholders’ Representative and SunTrust Bank.

(d) Distribution to the Shareholders. The Purchase Price (as adjusted in accordance with Section 1.5(c)), minus the Escrow Amount has been paid to the Shareholders’ Representative. The Shareholders’ Representative shall be fully responsible for transferring such payment to the shareholders of the Company in accordance with the terms of this Agreement and the Agreement of Merger and in accordance with their respective interests in the issued and outstanding shares of capital stock of the Company. The Shareholders’ Representative shall withhold from such sum a mutually agreeable reserve until the Shareholders’ Representative has paid in full therefrom any amounts payable by the Shareholders for administrative expenses incurred by the Shareholders’ Representative and legal and other expenses incurred in connection with the Merger (which amounts should be paid as soon as practicable).

(e) Final Working Capital Adjustments. Within five (5) business days after the determination of the Final Working Capital Schedule (as defined in Section 1.6), the following shall occur:

(1) Working Capital Deficit. If there is a Working Capital Deficit, then each of the Shareholders shall pay to Purchaser an amount equal to (1) the percentage set forth below each such Shareholder’s name in Schedule 5.4 to this Agreement multiplied by (2) the Working Capital Deficit minus the amount subtracted from the Purchase Price with respect to an estimated Working Capital Deficit, if any, determined in accordance with Section 1.5(b) or plus the amount added to the Purchase Price with respect to an estimated Working Capital Surplus, if any, determined in accordance with Section 1.5(b). Notwithstanding the foregoing, if the estimated Working Capital Deficit determined in accordance with Section 1.5(b) exceeds the Working Capital Deficit, then the Purchaser shall pay to each of the Shareholders an amount equal to (1) the percentage set forth below each such Shareholder’s name in Schedule 5.4 to this Agreement multiplied by (2) the excess of the estimated Working Capital Deficit determined in accordance with Section 1.5(b) over the Working Capital Deficit. If a dispute exists between the Parties regarding the amount of Working Capital Deficit, the Party owing payment shall pay to the other Party the uncontested amount prior to the determination of the disputed amount.

(2) Working Capital Surplus. If there is a Working Capital Surplus, then Purchaser shall pay to each of the Shareholders an amount equal to (1) the percentage set forth below each such Shareholder’s name in Schedule 5.4 to this Agreement multiplied by (2) the Working Capital Surplus minus the amount added to the Purchase Price with respect to an estimated Working Capital Surplus, if any, determined in accordance with Section 1.5(b) or plus the amount subtracted from the Purchase Puce with respect to an estimated Working Capital Deficit, if any, determined in accordance with Section 1.5(b). Notwithstanding the foregoing, if the estimated Working Capital Surplus determined in accordance with Section 1.5(b) exceeds the Working Capital Surplus, each of the Shareholders shall pay to Purchaser an amount equal to (1) the percentage set forth below each such Shareholder’s name in Schedule 5.4 to this Agreement multiplied by (2) the excess of the estimated Working Capital Surplus determined in accordance with Section 1.5(b) over the Working Capital Surplus. If a dispute exists between the Parties regarding the amount of Working Capital Surplus, the Party owing payment shall pay to the other Party the uncontested amount prior to the determination of the disputed amount.

(3) Accrued Interest. Any payment made pursuant to this Section 1.5(e) shall include simple interest at a per annum rate equal to the Prime Rate as set forth in the Wall Street Journal as of the first day of each month from the Effective Date through the date of such payment.

(f) Final Customer Sales Adjustments. Within five (5) business days after the determination of the Final Customer Sales Schedule (as defined in Section 1.6), if the aggregate sales generated by the Customers listed on Schedule 1.6(b) (the “Key Customers”) during the period from the Effective Date through the Sales Measurement Date (as defined in Section 1.6) as reflected on the Customer Sales Schedule (as defined in Section 1.6) are equal to or greater than 85% of the Target Customer Sales (as defined in Section 1.6), Purchaser shall pay or caused to be paid to the Shareholders’ Representative an aggregate amount equal to $1,000,000.00 (the “Contingent Payment Amount”), which amount shall be distributed to the shareholders of the Company in accordance with the terms of this Agreement and the Agreement of Merger and in accordance with their respective interests in the issued and outstanding shares of capital stock of the Company.

(g) Method Of Payment. All payments required under this Section 1.5 or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three business days before the applicable payment date.

1.6 Adjustment of Purchase Price.

(a) Preliminary Working Capital Schedule. As promptly as practicable after the Effective Date (but in any event within 90 days), Purchaser shall prepare and deliver to the Shareholders’ Representative a statement of the Net Working Capital as of the Effective Date (the “Preliminary Working Capital Schedule”). Such statement shall be prepared in accordance with GAAP applied on a basis consistent with the calculation of the Target Working Capital.

(b) Target Customer Sales. Schedule l.6(b) sets forth a list of the Key Customers and the amount of sales to the Key Customers for the period commencing on February 3, 2003 and ending July 28, 2003. Promptly following the Effective Date, Purchaser and Shareholders’ Representative will prepare an updated schedule setting forth the aggregate sales generated by the Key Customers during the six month period ending on August 1, 2003 (the “Target Customer Sales”). Such schedule will be prepared in accordance with GAAP applied on a basis consistent with Schedule 1.6(b) and the 2003 Balance Sheet.

(c) Preliminary Customer Sales Schedule. As promptly as practicable after the six month anniversary of the Effective Date (the “Sales Measurement Date”) (but in any event within 30 days after the Sales Measurement Date), Purchaser shall prepare and deliver to the Shareholders’ Representative a statement of the aggregate sales generated by the six largest Customers during the period from the Effective Date through the Sales Measurement Date (the “Customer Sales Schedule”). Such statement shall be prepared in accordance with GAAP applied on a basis consistent with Schedule 1.6(b).

(d) Notice of Dispute. The Shareholders’ Representative shall have 30 days after receipt of the Preliminary Working Capital Schedule or the Customer Sales Schedule, as appropriate, during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Shareholders’ Representative does not notify the Purchaser of any such dispute within such 30-day period, the Preliminary Working Capital Schedule shall be deemed to be the “Final Working Capital Schedule” and the Preliminary Customer Sales Schedule shall be deemed to be the “Final Customer Sales Schedule,” as appropriate. The Purchaser and the Shareholders’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Working Capital Schedule or the Final Customer Sales Schedule, as appropriate, shall be prepared in accordance with the agreement of the Purchaser and the Shareholders’ Representative.

(e) Dispute Resolution. If the Purchaser and the Shareholders’ Representative are unable to resolve any dispute regarding the Preliminary Working Capital Schedule or the Final Customer Sales Schedule, as appropriate, within 15 days after receipt of notice of either such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (x) Deloitte Touche Tohmatsu, or (y) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized accounting firm mutually agreed upon by the Parties (such identified accounting firm or, if applicable, the firm so selected, the “Arbitrator”). Such resolution shall be final and binding on the Parties. The Arbitrator shall use commercially reasonable efforts to complete its work within 30 days after its engagement. The Shareholders’ Representative and the Purchaser shall share equally the costs and expenses of the Arbitrator.

DEFlNITIONS FROM PLAN MERGER

The following definitions are excerpted from the Plan of Merger:

“Agreement” means the Plan of Merger dated as of August 1,2003 by and among Rock-Tenn Company, a Georgia corporation (hereinafter referred to as “Purchaser”); Brent H. Hutchings, an individual resident of the State of California (“Brent H. Hutchings”); Chrys A. Hutchings, an individual resident of the State of California (“Chrys A. Hutchings”); Brent H. Hutchings and Chrys A. Hutchings, Co-Trustees of The Brent H. Hutchings and Chrys A. Hutchings Family Trust, under Declaration of Living Trust dated May 26, 1998 (the “Hutchings Trustees”); William R. Wilson, an individual resident of the Commonwealth of Pennsylvania (“Wilson”); Charles A. Anderson, an individual resident of the State of California (“Charles A. Anderson”); Stephen E. Anderson, an individual resident of the State of Massachusetts (“Stephen E. Anderson”); and Charles A. Anderson and Stephen E. Anderson Trustees Under Amended and Restated Revocable Trust Agreement dated December 1, 1980 (the “Anderson Trustees”); (the Hutchings Trustees, Wilson and the Anderson Trustees being sometimes hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”).

“Audited Financial Statements” means the balance sheets of the Company as of December 29, 2000, December 28, 2001, and December 27, 2002, and the related statements of income, stockholders’ equity and cash flows for the fiscal years ended December 29, 2000, December 28, 2001, and December 27, 2002.

“Company” means PCPC, Inc. d/b/a Pacific Coast Packaging Corp, a California corporation.

“Customers” means the key customers of PCPC, Inc.

“Effective Date” means August 1, 2003.

“Merger” means the Purchaser’s acquisition of all of the issued and outstanding stock of the Company by effecting a merger of PCPC Acquisition Co. with the Company.

“Parties” means the Purchaser and the Shareholders.

“Purchaser” means Rock-Tenn Company.

“Shareholders” means the Hutchings Trustees, Wilson and the Anderson Trustees, as defined above.

“Shareholders’ Representative” means Brent H. Hutchings.

CERTIFICATE OF MERGER

OF

PCPC, INC.

Brent H. Hutchings certifies that:

I. He is the duly elected and acting President and Secretary, of PCPC, Inc. a California corporation (“PCPC”).

2. This certificate is attached to the Agreement of Merger dated as of August 1, 2003, providing for the merger (the “Merger”) of PCPC Acquisition Co., a California corporation (the “Company”), with PCPC.

3. The Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of PCPC.

4. The total number of issued and outstanding shares of the capital stock of PCPC was 577,210 shares of common stock.

5. The principal terms of the Agreement of Merger in the form attached were approved by the shareholders of PCPC by a vote of 100% of the outstanding common stock of PCPC.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

[Signature Follows Next Page]

Dated: July 30, 2003.	/s/ Brent H. Hutchings
Brent H. Hutchings, President

/s/ Brent H. Hutchings
Brent H. Hutchings, Secretary

CERTIFICATE OF MERGER

OF

PCPC ACQUISITION CO.

Robert B. McIntosh certifies that:

1. He is the duly elected and acting President and Secretary, of PCPC Acquisition Co., a California corporation (the “Company”).

2. This certificate is attached to the Agreement of Merger dated as of August 1, 2003, providing for, the merger (the “Merger”) of the Company with PCPC, Inc., a California corporation (“PCPC”).

3. The Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of the Company, and the merger transaction was duly approved by its parent, Rock-Term Company.

4. 100 shares of common stock of the Company, which is the only capital stock of the Company, was the total number of outstanding shares of stock entitled to vote on the Merger.

5. The principal terms of the Agreement of Merger in the form attached were approved by the sole shareholder of the Company by a vote of 100% of the shares of the common stock of the Company.

6. No vote of the shareholders of Rock-Tenn Company, the parent of the Company, was required in order to approve the Merger.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

[Signature Follows This Page]

Dated: July 30 , 2003	/s/ Robert B. McIntosh
Robert B. McIntosh, President

/s/ Robert B. McIntosh
Robert B. McIntosh, Secretary